Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement to be filed on or about September 11, 2018, on Form S-3 of PGT Innovations, Inc. our reports dated March 23, 2018 and March 20, 2017 relating to the consolidated financial statements of GEF WW Parent LLC and Subsidiaries appearing in the Current Report on Form 8-K/A filed by PGT Innovations, Inc. on or about September 11, 2018. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Phoenix, Arizona

September 10, 2018